UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	THL Credit Senior Loan Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

100 Wall St., 11th Floor

New York, NY 10005

Telephone Number:	212-701-4500

Name and Address of Agent for Service of Process:

Peter E. Pisapia
100 Wall St., 11th Floor

New York, NY 10005

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒   NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in New York, New York, on the 1st day of August, 2013.

THL Credit Senior Loan Fund

By:	/s/ Peter E. Pisapia Peter E. Pisapia Trustee

Attest:

/s/ Jennifer Wilson

Jennifer Wilson

Principal Financial Officer